PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215/212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com/mcsaby@kcsa.com

Ormat Technologies, Inc. Announces Closing

of Sale of 3,100,000 Shares of Common Stock

RENO, Nevada, May 14, 2008 — Ormat Technologies, Inc. (NYSE: ORA) (the “Company”) today announced the closing of the sale of 3,100,000 shares of common stock in a public offering. Lehman Brothers Inc. acted as underwriter for the public offering.

The aggregate net proceeds from the public offering, after deducting underwriting discounts and commissions and estimated offering expenses, are approximately $149.6 million. The Company expects to use some or all of the net proceeds to acquire additional geothermal and recovered energy assets, either directly or through one or more subsidiaries, by way of acquiring assets or securities of existing businesses, purchasing or leasing new geothermal or recovered energy sites, expansion or development of existing projects, or any combination of the above. The Company is currently considering a number of alternatives and may consider other alternatives in the future. To the extent the Company decides not to proceed with any one or more of these alternatives, the Company expects to use the net proceeds from this public offering for other general corporate purposes of the Company and its consolidated subsidiaries.

A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Lehman Brothers Inc., c/o Broadridge Integrated Distribution Services, Inc., 1155 Long Island Avenue, Englewood, New York, 11717, by email: qiana.smith@Broadridge.com or fax: (631) 254-7140.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Ormat Technologies

Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by more than 75 patents. Ormat currently operates the following geothermal and recovered energy-based power plants: in the United States - Brady, Heber, Mammoth, Ormesa, Puna, Steamboat and OREG 1; in Guatemala - Zunil and Amatitlan; in Kenya - Olkaria; and in Nicaragua - Momotombo.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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